Exhibit 8.2

Attorneys at Law

March 31, 2015

Cover-All Technologies Inc.

412 Mt. Kemble Avenue

Morristown, New Jersey 07960

Ladies and Gentlemen:

Cover-All Technologies Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger and Reorganization, dated as of December 14, 2014 (the “Agreement”), by and between Majesco, a California corporation (“Majesco”), and the Company. We have acted as counsel to the Company since March 2, 2015 in connection with the Merger and the Registration Statement (as such terms are defined below).

Pursuant to the Agreement, the Company will merge with and into Majesco, with Majesco as the surviving corporation (the “Merger”). The Merger and certain other matters contemplated by the Agreement are described in the Registration Statement on Form S-4 filed by Majesco with the Securities and Exchange Commission on February 19, 2015, as amended on March 31, 2015 (the “Registration Statement”), which includes the proxy statement/prospectus relating to the Merger (the “Prospectus”). Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Agreement.

In connection with this opinion, we have examined and are familiar with the Agreement, the Registration Statement, and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed, with your consent and without any independent investigation or examination thereof (i) that the Merger will be consummated in accordance with the provisions of the Agreement and in the manner contemplated by the Prospectus and will be effective under applicable state law, and that the parties have complied with and, if applicable, will continue to comply with, the covenants, conditions and other provisions contained in the Agreement without any waiver, breach or amendment thereof; (ii) the continuing truth and accuracy at all times through the effective time of the Merger (the “Effective Time”) of the statements, representations and warranties made by the Company and Majesco in the Agreement, the Prospectus and the tax certificates dated the date hereof, or otherwise made to us; and (iii) that any such statements, representations or warranties made “to the knowledge” or based on the belief or intention of the Company or Majesco or otherwise similarly qualified are true and accurate, and will continue to be true and accurate at all times through the Effective Time, without such qualification. In the event any of the facts, statements, descriptions, covenants, representations, warranties, or

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Cover-All Technologies Inc.

March 31, 2015

assumptions upon which we have relied is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations thereunder and interpretations of the foregoing as expressed in court decisions, legislative history and administrative determinations of the Internal Revenue Service (the “IRS”), all as of the date hereof. This opinion represents our best legal judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the IRS, or that a court considering the issues would not reach a conclusion contrary to such opinions. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the opinions expressed herein.

Based upon and subject to the foregoing, and the limitations, qualifications, assumptions and caveats as set forth herein and in the Registration Statement, in our opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and the discussion set forth in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement sets forth the material U.S. Federal income tax consequences of the Merger to U.S. holders of the Company’s common stock that exchange their shares of Company common stock for Majesco common stock in the Merger.

This opinion addresses only matters set forth herein. This opinion does not address any other U.S. federal tax consequences or any state, local, or foreign tax consequences that may result from the Merger or any other transaction (including any transaction contemplated by the Agreement or undertaken in connection with or in contemplation of the Merger).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material U.S. federal income tax consequences of the Merger, including the Prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within

Cover-All Technologies Inc.

March 31, 2015

the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ EPSTEIN BECKER & GREEN, P.C.

EPSTEIN BECKER & GREEN, P.C.